UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2006

TEXADA VENTURES INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-51563

(Commission File Number)

98-0431245

(IRS Employer Identification No.)

Suite 720-990 West Broadway, Vancouver, B.C., Canada V5Z 1K5

(Address of principal executive offices and Zip Code)

(604) 618-9327

Registrant's telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 9, 2006, we entered into a letter agreement with Link Investment Holdings S.A., a Luxembourg company. Pursuant to the terms of the letter agreement, we agreed to arrange for the provision of 2.5 million Australian dollars to Link Investment Holdings to facilitate the payment of half of the 5 million Australian dollar deposit payable by Link Investment Holdings to Barrick (PD) Australia Limited, an Australian company, in connection with the acquisition by Link Investment Holdings from Barrick (PD) Australia of certain mineral interests located in Australia. We arranged for the provision of the 2.5 million Australian dollars as the first step in the proposed acquisition by our company of all of the issued and outstanding shares of Paddington Gold Holdings Pty. Ltd., an Australian company and wholly-owned subsidiary of Link Investment Holdings, from Link Investment Holdings in exchange for the issuance by our company of 17 million shares of our Company’s common stock to Link Investment Holdings. Upon the successful acquisition of the said mineral interests by Link Investment

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Holdings from Barrick (PD) Australia, we agreed to pay a finder’s fee to each of Fred Swaab and Len van der Sluijs in the amount of US$2.5 million in shares of our company’s common stock at a price to be determined and 1.5 million Australian dollars in cash. In addition, we agreed to convert the 5 million Australian dollar deposit paid to Barrick (PD) Australia by Link Investment Holdings into 40 million shares of our Company’s common stock. The issuances of shares of our company’s common stock contemplated by the letter agreement refer to the number of shares to be issued after our company has effected a five (5) for one (1) forward stock split.

Due to conditions precedent to closing, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the transactions contemplated by the letter agreement or close the letter agreement.

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Item 9.01         Financial Statements and Exhibits.

Exhibits

10.1	Letter Agreement dated November 9, 2006 among our company and Link Investment Holdings S.A..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXADA VENTURES INC.

By: /s/ John Veltheer

John Veltheer

President, Secretary, Treasury and Director

Dated: November 9, 2006

CW908638.2